ADVENTRX REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

SAN DIEGO – August 6, 2012 – ADVENTRX Pharmaceuticals, Inc. (NYSE MKT: ANX) today reported financial results for the quarter ended June 30, 2012.

“We start the second half of 2012 with a strong cash position of over $43 million, reflective of a $3.0 million cash burn for the second quarter,” stated Brian M. Culley, Chief Executive Officer of ADVENTRX. “With the advice of our Regulatory Advisory Board, we are working to finalize the protocol for our phase 3 study of ANX-188 in sickle cell disease. Additionally, our manufacturing partner, Pierre Fabre, has begun manufacturing the active ingredient for use in the study.”

“To maximize the potential of ANX-188 to protect tissue from ischemic injury and reduce end-organ damage, we have been evaluating ANX-188 in other indications as part of our comprehensive development program. Later this year, we expect to announce our plans for ANX-188 in an indication outside of sickle cell disease. We have been working with a leading university on the protocol for a Phase 2 study that could begin in the first half of 2013 and read-out approximately 18 months thereafter,” Mr. Culley continued.

Second Quarter 2012 Operating Results

ADVENTRX’s net loss for the second quarter of 2012 was $4.2 million, or $0.09 per share (basic and diluted), compared to a net loss of $4.4 million, or $0.17 per share (basic and diluted), for the same period in 2011.

Research and development (R&D) expenses for the second quarter of 2012 were $2.1 million, an increase of $0.8 million, or 57%, compared to $1.3 million for the same period in 2011. The increase was primarily due to a $0.4 million increase in external nonclinical study fees and expenses and a $0.4 million increase in personnel costs. The increase in external nonclinical study fees and expenses was primarily related to increased research-related manufacturing expenses of $0.6 million for ANX-514 and $0.5 million for ANX-188, offset by a $0.7 million decrease in research-related manufacturing expenses related to ExelbineTM. The increase in research-related manufacturing expenses for ANX-514 was primarily due to recognition of an impairment loss on equipment used to manufacture clinical trial material and other expenses related to discontinuation of ANX-514 manufacturing activities.

Selling, general and administrative (SG&A) expenses for the second quarter of 2012 were $1.9 million, an increase of $0.1 million, or 3%, compared to $1.8 million for the same period in 2011. The increase was due primarily to an increase of $0.3 million in personnel costs and a $0.2 million increase in share-based compensation expense, offset by a $0.4 million decrease in consulting fees and legal expenses. The decrease in consulting fees and legal expenses was primarily due to cost-savings realized by discontinuation of commercial-readiness activities related to Exelbine.

Transaction-related expenses for the second quarter of 2012 were $0.2 million compared to $1.2 million for the same period in 2011. Transaction-related expenses for the second quarter of 2012 consisted of $0.2 million associated with changes since March 31, 2012 in the fair values of the contingent asset and contingent liability related to our acquisition of SynthRx. Transaction-related expenses for the second quarter of 2011 consisted of $1.0 million related to legal, financial and business development advisory fees associated with the evaluation of potential acquisition targets, including SynthRx, and $0.2 million related to changes in the fair values of contingent consideration related to our acquisition of SynthRx.

Year-to-Date Operating Results

ADVENTRX’s net loss for the six months ended June 30, 2012 was $8.4 million, or $0.18 per share (basic and diluted), compared to a net loss of $7.3 million, or $0.30 per share (basic and diluted), for the same period in 2011.

R&D expenses for the six months ended June 30, 2012 were $4.3 million, an increase of $2.3 million, or 121%, compared to $2.0 million for the same period in 2011. The increase was primarily due to a $1.5 million increase in external nonclinical study fees and expenses, a $0.7 million increase in personnel costs, and a $0.1 million increase in external clinical study fees and expenses. The increases in external nonclinical study fees and expenses were primarily related to increased research-related manufacturing expenses of $1.4 million for ANX-188 and $1.1 million for ANX-514, offset by a $1.0 million decrease in research-related manufacturing expenses related to Exelbine. The increase in external clinical study fees and expenses was primarily related to increased clinical consulting expenses of $0.3 million for ANX-188, offset by a $0.2 million decrease in clinical consulting expenses for Exelbine.

SG&A expenses for the six months ended June 30, 2012 were $3.9 million, an increase of $0.5 million, or 15%, compared to $3.4 million for the same period in 2011. The increase was due primarily to an increase of $0.6 million in personnel costs and a $0.4 million increase in share-based compensation expense, offset by a $0.5 million decrease in consulting fees and legal expenses.

Transaction-related expenses for the six months ended June 30, 2012 were $0.1 million compared to $2.0 million for the same period in 2011. Transaction-related expenses for the six months ended June 30, 2012 consisted of $0.1 million associated with changes since December 31, 2011 in the fair values of the contingent asset and contingent liability related to our acquisition of SynthRx. Transaction-related expenses for the six months ended June 30, 2011 consisted of $1.8 million related to legal, financial and business development advisory fees associated with the evaluation of potential acquisition targets, including SynthRx, and $0.2 million related to changes in the fair value of contingent consideration related to our acquisition of SynthRx.

Balance Sheet Highlights

As of June 30, 2012, the Company had cash, cash equivalents and short-term investments totaling $43.1 million. Stockholders’ equity amounted to $49.1 million as of June 30, 2012.

About ADVENTRX Pharmaceuticals

ADVENTRX Pharmaceuticals is a biopharmaceutical company developing proprietary product candidates to treat various diseases and conditions. The Company’s lead product candidate, ANX-188, has potential to reduce ischemic tissue injury and end-organ damage by restoring microvascular function which is compromised in a wide range of serious and life-threatening diseases and conditions. The Company initially is developing ANX-188 as a treatment for complications arising from sickle cell disease. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements

ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that are based on ADVENTRX’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements regarding the Company’s development plans for ANX-188, including the nature and timing of future clinical studies and progress regarding the manufacture of clinical trial material. Among the factors that could cause or contribute to material differences between ADVENTRX’s actual results and those indicated from the forward-looking statements are risks and uncertainties inherent in ADVENTRX’s business, including, but not limited to: the potential for delays in the commencement or completion of planned clinical studies including as a result of difficulties or delays in completing manufacturing process development activities and manufacturing clinical trial material or difficulties or delays in obtaining regulatory agreement on clinical study design or meeting applicable regulatory requirements for clinical trial material; the risk of suspension or termination of a clinical study including due to lack of adequate funding; the risk that planned clinical studies are not successful and, even if they are successful, that the FDA could determine they are not sufficient to support an NDA for the product candidate; the potential for ADVENTRX to delay, reduce or discontinue current and/or planned development activities, including clinical studies, partner its product candidates at inopportune times or pursue less expensive but higher-risk development paths if it is unable to raise sufficient additional capital as needed; ADVENTRX’s ability to obtain additional funding on a timely basis or on acceptable terms, or at all; the risk that the FDA does not grant marketing approval of ADVENTRX’s product candidates, including ANX-188, on a timely basis, or at all; ADVENTRX’s reliance on third parties to assist in the conduct of important aspects of its product candidates’ development programs, including the manufacture of clinical trial material, the conduct of clinical studies and preparation of regulatory submissions related to product approval, and that such third parties may fail to perform as expected; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Contact:
ADVENTRX Pharmaceuticals
Ioana C. Hone (ir@adventrx.com)
858-552-0866 Ext. 303

[Tables to Follow]

ADVENTRX Pharmaceuticals, Inc.
(A Development Stage Enterprise)
Condensed Consolidated Statements of Operations
(In thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2012	2011	2012	2011

Total net revenue	$—	$—	$—	$—
Operating expenses:
Research and development	2,108	1,343	4,318	1,954
Selling, general and administrative	1,871	1,824	3,916	3,398
Transaction-related expenses	206	1,229	92	2,029
Depreciation and amortization	37	10	67	20

Total operating expenses	4,222	4,406	8,393	7,401

Loss from operations	(4,222)	(4,406)	(8,393)	(7,401)
Interest and other income, net	11	14	29	52

Net loss	$(4,211)	$(4,392)	$(8,364)	$(7,349)

Net loss per share – basic and diluted	$(0.09)	$(0.17)	$(0.18)	$(0.30)

Weighted average shares – basic and diluted	47,716	26,250	47,716	24,513

ADVENTRX Pharmaceuticals, Inc.
(A Development Stage Enterprise)
Balance Sheet Data
(In thousands)

		December 31,
	June 30,	2011
	2012
	(Unaudited)
Cash, cash equivalents and short-term investments	$43,075	$50,704
Working capital	41,792	49,323
Total assets	54,180	61,856
Total liabilities	5,102	5,078
Stockholders’ equity	49,078	56,779